Exhibit 99.1

FOR IMMEDIATE RELEASE

Universal Insurance Holdings, Inc. Repurchases and Retires Series M Convertible

Preferred Stock

Fort Lauderdale, FL, June 9, 2015 - Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that it has entered into an agreement to repurchase all of the Company’s Series M Convertible Preferred Stock owned by Bradley I. Meier, the Company’s former Chairman, President and Chief Executive Officer. Each share of Series M Stock was convertible at the option of Mr. Meier into five shares of Company common stock. The repurchase constitutes all of the 2,000 outstanding shares of Series M Stock at a purchase price of $256,933.

Prior to the repurchase, as the holder of Series M Stock, Mr. Meier was entitled to elect two members to the Company’s Board of Directors. As a result of the repurchase, the Series M Shares will be retired and cancelled and no shares of Series M Stock are outstanding.

“The repurchase of our outstanding Series M preferred shares continues our focus on governance matters and simplifies our equity structure,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “This transaction reflects our continued belief in our business model and reaffirms our focus to deliver increasing value to our shareholders.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana and Pennsylvania. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and the Form 10-Q for the quarter ended March 31, 2015.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449